Exhibit 99.1

Papa John’s Announces Fourth Quarter 2018 Results and Provides 2019 Outlook

LOUISVILLE, Ky.--(BUSINESS WIRE)--February 26, 2019--Papa John’s International, Inc. (NASDAQ: PZZA) today announced financial results for the three months and full year ended December 30, 2018.

Highlights

  Loss per diluted share of ($0.44) and adjusted earnings per diluted share of $0.15 in the fourth quarter of 2018, excluding the impact of Special items; adjusted earnings per diluted share down 72.2% from the fourth quarter 2017 of $0.54
  Earnings per diluted share of $0.05 and adjusted earnings per diluted share of $1.34 for full year 2018, excluding Special items; adjusted earnings per diluted share down 46.6% from full year 2017 of $2.51
  System-wide North America comparable sales decreases of 8.1% for the fourth quarter and 7.3% for the full year
  International comparable sales decreases of 2.6% for the fourth quarter and 1.6% for the full year; total international sales increase of 11.0% for the fourth quarter and 13.3% for the full year, driven by unit growth
  56 net unit openings in the fourth quarter and 104 for the full year, driven by International
  Cash flow from operations of $72.8 million; free cash flow of $30.8 million for 2018

Steve Ritchie, President and CEO of Papa John’s, said, “I am confident in the long-term success of Papa John’s. With the additional $200 million of financial resources from Starboard, we will make targeted investments in the highest return initiatives that showcase our quality and improve the customer experience. We remain focused on people and pizza and continue to be enthusiastic about the opportunities ahead.”

Jeff Smith, Chairman of the Papa John’s Board of Directors, added, “Over the past few weeks, I have met with many of our team members and franchisees and am excited by their ideas, passion and dedication to Papa John’s. I look forward to working closely with Steve and the management team to develop additional product, menu, and customer engagement strategies that fortify our position as the ‘BETTER INGREDIENTS. BETTER PIZZA.’ company.”

Operating Highlights

(In thousands, except per share amounts)	Three Months Ended			Year Ended
	Dec. 30, 2018	Dec. 31, 2017	Increase / (Decrease) %	Dec. 30, 2018	Dec. 31, 2017	Increase / (Decrease) %

Total revenue	$373,981	$467,606	(20.0%)	$1,573,316	$1,783,359	(11.8%)
(Loss)/ Income before income taxes	(16,224)	32,064	(150.6%)	5,891	140,342	(95.8%)
Net (loss)/ income	(13,849)	28,509	(148.6%)	1,646	102,292	(98.4%)
Diluted (loss)/ earnings per share	$(0.44)	$0.81	(154.3%)	$0.05	$2.83	(98.2%)
Adjusted diluted earnings per share	$0.15	$0.54	(72.2%)	$1.34	$2.51	(46.6%)

Adjusted financial results excluding Special items, which impact comparability, are summarized in the following reconciliation. The table reconciles our GAAP financial results to our adjusted financial results, which are non-GAAP measures. All highlights are compared to the same period of the prior year, unless otherwise noted.

	Three Months Ended		Year Ended
	Dec. 30,	Dec. 31,	Dec. 30,	Dec. 31,
(In thousands, except per share amounts)	2018	2017	2018	2017

GAAP (Loss)/Income before income taxes	$(16,224)	$32,064	$5,891	$140,342
Special items:
Special charges (1)	25,899	-	50,732	-
Refranchising and impairment (gains)/losses, net (2)	(1,629)	1,674	289	1,674
Adjusted income before income taxes	$8,046	$33,738	$56,912	$142,016
53rd week	$-	$(5,900)	$-	$(5,900)
Adjusted income before income taxes - 52 weeks	$8,046	$27,838	$56,912	$136,116

GAAP (Loss)/Net income	$(13,849)	$28,509	$1,646	$102,292
Special items, net of income taxes:
Special charges (3)	19,687	-	38,957	-
Refranchising and impairment (gains)/losses, net (3)	(1,251)	1,323	222	1,323
Tax impact of China refranchising	-	-	2,435	-
U.S. tax legislation effect on deferred taxes (4)	-	(7,020)	-	(7,020)
Equity compensation tax benefit (5)	-	(19)	-	(1,879)
Adjusted net income	$4,587	$22,793	$43,260	$94,716
53rd week	$-	$(3,900)	$-	$(3,900)
Adjusted net income - 52 weeks	$4,587	$18,893	$43,260	$90,816

GAAP Diluted (Loss)/ Earnings per share	$(0.44)	$0.81	$0.05	$2.83
Special items:
Special charges	0.63	-	1.21	-
Refranchising and impairment (gains)/losses, net	(0.04)	0.04	0.01	0.04
Tax impact of China refranchising	-	-	0.07	-
U.S. tax legislation effect on deferred taxes	-	(0.20)	-	(0.20)
Equity compensation tax benefit	-	-	-	(0.05)
Adjusted diluted earnings per share	$0.15	$0.65	$1.34	$2.62
53rd week	$-	$(0.11)	$-	$(0.11)
Adjusted net income - 52 weeks	$0.15	$0.54	$1.34	$2.51

(1)	The company incurred significant costs (defined as 'Special charges') as a result of the recent events in the second half of 2018. We incurred Special charges of $25.9 million and $50.7 million for the fourth quarter and full year, respectively, as follows: (i) re-imaging costs at nearly all domestic restaurants and costs to replace or write-off certain branded assets of approximately $2.2 million and $5.8 million for the fourth quarter and full year, respectively, (ii) financial assistance to domestic franchisees, such as short-term royalty reductions, in an effort to mitigate closings of approximately $5.5 million and $15.4 million for the fourth quarter and full year, respectively, (iii) contributions to the national marketing fund of $10.0 million in the fourth quarter to increase marketing and promotional activities, and (iv) costs totaling approximately $8.2 million and $19.5 million for the fourth quarter and full year, respectively, associated with the activities of the Special Committee of the Board of Directors, including legal and advisory costs related to the review of a wide range of strategic opportunities that culminated in Starboard’s strategic investment in the company by affiliates of Starboard Value LP, as well as a third-party audit of the culture of Papa John’s.
(2)	The refranchising and impairment (gains)/losses, net of $289,000 loss before tax and $222,000 net loss after tax in 2018 are primarily due to the loss associated with the China refranchise of the 34 company-owned restaurants and the quality control center in China with an impairment loss related to these stores in 2017, substantially offset by refranchising gains related to the refranchising of 62 company-owned restaurants in North America in 2018. We also had $2.4 million of additional tax expense associated with the China refranchise. This additional tax expense is primarily attributable to the required recapture of operating losses previously taken by Papa John’s International.
(3)	Tax effect was calculated using the company's full year marginal rates of 23.2% and 21.0% for 2018 and 2017, respectively.
(4)	The U.S. income tax legislation effect on deferred taxes is related to the remeasurement of the net deferred tax liability due to the Tax Cuts and Jobs Act in 2017.
(5)	2017 also includes the favorable impact of adopting the new guidance for accounting for share-based compensation. This guidance requires excess tax benefits recognized on stock-based awards to be recorded as a reduction of income tax expense rather than stockholders’ equity. Beginning in 2018, and on a go-forward basis, the benefit or reduction in income from this change will not be shown as an adjustment in GAAP results.

The non-GAAP adjusted results shown above and within this document, which exclude Special items, should not be construed as a substitute for or a better indicator of the company’s performance than the company’s GAAP results. Management believes presenting certain financial information without the Special items is important for purposes of comparison to prior year results. In addition, management uses these metrics to evaluate the company’s underlying operating performance and analyze trends.

Consolidated revenues for the fourth quarter were $374.0 million, decreasing $93.6 million, or 20.0%, compared to the fourth quarter of 2017. The fourth quarter and full year 2017 results include the benefit of the 53rd week of operations which contributed approximately $30.9 million. Excluding the 53rd week in 2017, the revenues for the fourth quarter of 2018 decreased $62.7 million, or 13.4%. For the full year ended December 30, 2018, consolidated revenues decreased $210.0 million, or 11.8%. Excluding the 53rd week in 2017, the revenues for the full year decreased $179.2 million, or 10.1%. These decreases were primarily due to the following:

  Negative comparable sales for the fourth quarter of 10.2% for domestic company-owned restaurants and negative 7.4% for franchise restaurants, which resulted in lower company-owned restaurant revenues, lower royalties and decreased North American commissary sales;
  the refranchising of 62 company-owned restaurants in North America which reduced total company- owned revenues on a quarter and full-year basis by approximately $15.0 million and $42.2 million, respectively, compared to the prior year comparable periods;
  the short-term royalty reductions that are part of our franchise assistance program of approximately $5.5 million and $15.4 million on a quarter and full-year basis, respectively, which are included in the previously mentioned Special charges;
  decreases in International revenues due to the refranchising of the company-owned restaurants and quality control center in China of approximately $4.0 million and $8.1 million on a quarter and full-year basis, respectively, and lower new store franchise fees after the adoption of Topic 606; and
  additional decreases in revenues of approximately $1.7 million under Topic 606 for the fourth quarter 2018. This includes fourth quarter decreases in North America and United Kingdom commissary revenue of approximately $2.6 million and $700,000, respectively, due to required reporting of franchise new store equipment incentives as a reduction of revenue. These incentives were previously recorded as General and administrative expenses. For the full year 2018, revenue increased approximately $4.0 million under Topic 606 primarily related to required reporting of franchise marketing fund contributions as revenues, offset by the required reporting of franchise new store equipment incentives as a reduction of revenue, as previously discussed; see the “Revenue Recognition and Income Statement Presentation” section below for more details.

The consolidated loss before income taxes was $16.2 million for the fourth quarter of 2018, or 4.3% of consolidated revenues, in comparison to consolidated income before income taxes of $32.1 million in the fourth quarter of 2017, representing a decrease of $48.3 million. The decline in income in the quarter was primarily attributable to the previously mentioned $25.9 million of Special charges, the impact of lower North America and International revenues and the impact of the 53rd week in 2017 of $5.9 million. Significant changes in the operating results in the fourth quarter of 2018 by business unit are detailed as follows:

  Domestic company-owned restaurants operating margin decreased $9.3 million, or as a percentage of related revenues decreased 0.6%, primarily due to negative comparable sales of 10.2%. Additionally, the adoption of Topic 606 reduced the restaurant operating margin due to the revised method of accounting for the customer loyalty program. The 53rd week of operations in 2017 contributed approximately $2.4 million of the decrease.
  North America franchise royalties and fees decreased $9.2 million, or a decrease of 34.1%, as compared to the fourth quarter of 2017, primarily due to the short-term royalty reductions granted to the entire North America system as part of the franchise assistance program, which is included in the Special charges. Royalties were further reduced due to negative comparable sales of 7.4%. The 53rd week of operations in 2017 contributed approximately $2.0 million of the decrease.
  North America commissary operating margin decreased $5.5 million, or a decrease of 2.4% as a percentage of related revenues, primarily due to the decline in North America restaurant sales and lower commissary revenues due to the required reporting of $2.6 million in new store franchise equipment incentives under Topic 606, as previously discussed. The reduction attributable to the equipment incentives is offset by a reduction in General and administrative costs, as discussed below. The 53rd week of operations in 2017 contributed approximately $1.7 million of the decrease.
  International operating margin decreased $2.5 million primarily due to lower new store opening fees and lower United Kingdom QCC revenues of $700,000 due to the required reporting of franchise new store equipment incentives under Topic 606, as previously discussed. The 53rd week of operations in 2017 contributed approximately $700,000 of the decrease. As a percentage of international revenues, the operating margin increased 0.7% primarily due to the divestiture of our China operations in the second quarter of 2018.
  Other operating margin decreased $1.4 million primarily due to higher costs related to various technology initiatives and increased advertising spend in the United Kingdom. The “Revenue Recognition and Income Statement Presentation” section below provides more information on our “Other revenues” and “Other expenses” income statement line items.
  General and administrative (“G&A”) costs increased $20.2 million, or 52.5%, primarily due to costs associated with the Special charges of approximately $20.4 million, as previously detailed. Additional significant changes in G&A include the following:
    higher technology initiative costs;
    the $1.5 million fourth quarter contribution to our newly formed Papa John’s Foundation. This foundation is a separate legal entity that is not consolidated in the company’s results;
    G&A costs were also reduced by $3.3 million for the quarter compared to fourth quarter 2017 due to the required reporting of equipment incentives given to franchisees under Topic 606 as a reduction of North America and United Kingdom commissary revenue; and
    These increases were offset by the 53rd week of operations in 2017 which included approximately $900,000 additional expense.
  Net interest expense increased $3.2 million for the fourth quarter due to an increase in average outstanding debt, including the impact of share repurchases made through August 2018, as well as higher interest rates.
  Refranchising and impairment gains/losses, net was favorable by approximately $3.3 million as the fourth quarter of 2018 had refranchising gains related to the 62 company-owned stores in North America whereas the fourth quarter of 2017 had an impairment charge related to the China divestiture, as previously discussed.

For the year ended December 30, 2018 consolidated income before income taxes was $5.9 million, a decrease of $134.5 million compared to the year ended December 31, 2017. Excluding Special items, income before income taxes was $56.9 million, or a decrease of $79.2 million compared to the year ended December 31, 2017, on a 52-week basis. The decrease in the full year results, excluding the Special charges, was primarily attributable to the following:

  the Domestic company-owned restaurants operating margin decreased $36.5 million, or $34.1 million excluding the 53rd week of operations, compared to the corresponding period in 2017 primarily due to the negative comparable sales of 9.0% and the items noted above for the fourth quarter as well as increased labor costs including higher minimum wages and increased non-owned automobile costs of $5.4 million.
  North America franchise royalties and fees decreased $11.9 million, or $10.0 million excluding the 53rd week of operations in 2017, on negative comparable sales of 6.7%.
  North America commissary operating margin decreased $7.4 million, or $5.7 million excluding the 53rd week of operations in 2017, primarily due to lower restaurant volumes and the company’s commitment to reduce its overall profit margin as additional support to franchisees. Additionally, the lower margin is due to the required reporting of $2.6 million in new store franchise equipment incentives as a revenue reduction under Topic 606.
  Other operating margin decreased $5.4 million primarily due to higher costs related to various technology initiatives and increased advertising spend in the United Kingdom.
  G&A costs increased $6.5 million, or $5.6 million excluding the 53rd week of operations in 2017, primarily due to higher technology initiative costs, the $1.5 million foundation donation in the fourth quarter, higher legal and professional fees not associated with the Special charge and increases in bad debt expense. These increases were somewhat offset by the $3.3 million reduction in G&A related to the required reporting of equipment incentives given to franchisees under Topic 606 as a reduction of North America and United Kingdom commissary revenue.
  Interest expense increased $14.0 million on higher debt as well as a higher interest rate. The 53rd week of operations in 2017 increased interest expense for the year by approximately $300,000.

Operating margin (loss) is not a measure defined by GAAP and should not be considered in isolation, or as an alternative to evaluation of the company’s financial performance. In addition to an evaluation of GAAP consolidated (loss) income before income taxes, we believe the presentation of operating margin (loss) is beneficial as it represents an additional measure used by the company to further evaluate operating efficiency and performance of the various business units. Additionally, operating margin (loss) discussion may be helpful for comparison within the industry. The operating margin (loss) results detailed herein can be calculated by business unit based on the specific revenue and operating expense line items on the face of the Consolidated Statements of Operations. Consolidated (loss) income before income taxes reported includes G&A expenses, depreciation and amortization, refranchising and impairment gains/(losses), net, and net interest expense that have been excluded from this operating margin calculation.

The effective income tax (benefit) and expense for the three and twelve-month comparable periods are as follows:

	Three Months Ended		Year Ended
	Dec. 30, 2018	Dec. 31, 2017	Dec. 30, 2018	Dec. 31, 2017

(Loss)/Income before income taxes	$(16,224)	$32,064	$5,891	$140,342
Income tax (benefit)/expense	(2,017)	3,089	2,646	33,817
Effective tax (benefit)/expense rate	(12.4%)	9.6%	44.9%	24.1%

For the three months ended December 30, 2018, the company had an effective tax benefit of 12.4% due to the pre-tax losses for the quarter. In comparison, the quarter ended December 31, 2017, had an effective income tax rate of 9.6%, which included a rate reduction for the $7.0 million remeasurement of the deferred tax liability, as previously detailed in the Special items. For the year ended December 30, 2018, the effective tax rate of 44.9% is higher than the 24.1% effective rate for the year ended December 31, 2017 primarily due to the China divestiture, as previously detailed in the Special items.

Diluted loss per share was $0.44 for the three months ended December 30, 2018 as compared to diluted earnings per share of $0.81 for the fourth quarter of 2017. For the year ended December 30, 2018, diluted earnings per share was $0.05 in comparison to $2.83 for the year ended December 31, 2017. Adjusted diluted earnings per share of $0.15 and $1.34 for the three months and year ended December 30, 2018 decreased 72.2% and 46.6%, respectively, in comparison to the adjusted diluted earnings per share of $0.54 and $2.51 for the prior year comparable periods, respectively.

Global Restaurant and Comparable Sales Information

	Three Months Ended		Year Ended
	Dec. 30, 2018	Dec. 31, 2017	Dec. 30, 2018	Dec. 31, 2017

Global restaurant sales (decline) / growth (a)	(13.0%)	9.9%	(5.9%)	5.8%

Global restaurant sales (decline) / growth, excluding the impact of foreign currency (a)	(11.7%)	9.6%	(5.4%)	6.3%

Comparable sales (decline) / growth (b)
Domestic company-owned restaurants	(10.2%)	(4.7%)	(9.0%)	0.4%
North America franchised restaurants	(7.4%)	(3.5%)	(6.7%)	(0.1%)
System-wide North America restaurants	(8.1%)	(3.9%)	(7.3%)	0.1%

System-wide international restaurants	(2.6%)	2.6%	(1.6%)	4.4%

(a)	Includes both company-owned and franchised restaurant sales.
(b)	Represents the change in year-over-year sales for the same base of restaurants for the same fiscal periods. Comparable sales results for restaurants operating outside of the United States are reported on a constant dollar basis, which excludes the impact of foreign currency translation.

We believe North America, international and global restaurant and comparable sales growth information, as defined in the table above, is useful in analyzing our results since our franchisees pay royalties that are based on a percentage of franchise sales. Franchise sales also generate commissary revenue in the United States and in certain international markets. Franchise restaurant and comparable sales growth information is also useful for comparison to industry trends and evaluating the strength of our brand. Management believes the presentation of franchise restaurant sales growth, excluding the impact of foreign currency, provides investors with useful information regarding underlying sales trends and the impact of new unit growth without being impacted by swings in the external factor of foreign currency. Franchise restaurant sales are not included in company revenues.

Free Cash Flow

The company’s free cash flow, a non-GAAP financial measure, for the full year of 2018 and 2017 was as follows (in thousands):

	Full Year Ended
	Dec. 30,	Dec. 31,
	2018	2017

Net cash provided by operating activities (a)	$72,795	$134,975
Purchases of property and equipment (b)	(42,028)	(52,593)
Free cash flow	$30,767	$82,382

(a)	The decrease of $62.2 million was primarily due to lower net income, somewhat offset by favorable changes in working capital items.
(b)	The decrease of $10.6 million was primarily due to higher capital expenditures in 2017 related to the construction of the company’s new domestic commissary in Georgia, which opened in the third quarter of 2017.

We define free cash flow as net cash provided by operating activities (from the Consolidated Statements of Cash Flows) less the purchases of property and equipment. We view free cash flow as an important measure because it is one factor that management uses in determining the amount of cash available for discretionary investment. Free cash flow is not a term defined by GAAP, and as a result, our measure of free cash flow might not be comparable to similarly titled measures used by other companies. Free cash flow should not be construed as a substitute for or a better indicator of the company’s performance than the company’s GAAP measures.

Amended Credit Agreement

As previously disclosed, the company amended its Credit Agreement on October 9, 2018. The updated Credit Agreement reduced the maximum amount available under our revolving credit facility by $200 million, adjusted the interest rate and fees payable under the Credit Agreement and modified certain financial covenants including redefining the earnings before interest, income taxes, and depreciation and amortization (“EBITDA”) to exclude the Special charges. The company was in compliance with all financial covenants as of December 30, 2018. Additional information concerning the amended Credit Agreement is included in our previous disclosure filed with the SEC and our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2018.

Global Restaurant Unit Data

At December 30, 2018, there were 5,303 Papa John’s restaurants operating in all 50 states and in 46 international countries and territories, as follows:

	Domestic Company- owned	Franchised North America	Total North America	International	System-wide
Fourth Quarter
Beginning - October 1, 2018	647	2,709	3,356	1,891	5,247
Opened	-	23	23	111	134
Closed	(2)	(40)	(42)	(36)	(78)
Ending - December 30, 2018	645	2,692	3,337	1,966	5,303

Year-to-date
Beginning - January 1, 2018	708	2,733	3,441	1,758	5,199
Opened	6	83	89	304	393
Closed	(7)	(186)	(193)	(96)	(289)
Acquired	-	62	62	34	96
Sold	(62)	-	(62)	(34)	(96)
Ending - December 30, 2018	645	2,692	3,337	1,966	5,303

Unit growth (decline)	(63)	(41)	(104)	208	104

% increase (decrease)	(8.9%)	(1.5%)	(3.0%)	11.8%	2.0%

The company has added 104 net worldwide units over the trailing four quarters ended December 30, 2018. Our development pipeline as of December 30, 2018 included approximately 1,030 restaurants (130 units in North America and 900 units internationally), the majority of which are scheduled to open over the next six years.

Non-traditional restaurant closings in our North America operations, included in the table above, were ten for the fourth quarter of 2018 and 64 for the full year. These non-traditional restaurant closings include restaurants located within stadium and university venues.

Share Repurchase Activity

The company did not repurchase any shares after August 9, 2018. For the year ended December 30, 2018, the company repurchased approximately 2.7 million shares for an aggregate cost of approximately $158.0 million. As previously disclosed, in connection with the execution of our amended Credit Agreement, the company cannot repurchase any additional shares when our Leverage Ratio (as defined in the Credit Agreement) is higher than 3.75 to 1.0.

There were 31.5 million and 32.3 million diluted weighted average shares outstanding for the fourth quarter and year ended December 30, 2018, representing decreases of 10.0% and 11.6% over the prior year comparable periods respectively. Approximately 31.7 million actual shares of the company’s common stock were outstanding as of December 30, 2018.

Cash Dividend

We paid a cash dividend of approximately $7.1 million ($0.225 per common share) during the fourth quarter of 2018. Subsequent to the fourth quarter, on January 31, 2019, our Board of Directors declared a first quarter dividend of $0.225 per common share, or $8.0 million, including the Series B Preferred Stock dividend on an as-converted basis to common stock. The dividend was paid on February 22, 2019 to shareholders of record as of the close of business on February 11, 2019. The declaration and payment of any future dividends will be at the discretion of our Board of Directors, subject to the company’s financial results, cash requirements, and other factors deemed relevant by our Board of Directors. In addition, the amended Credit Agreement limits any increase in dividends per share when the Leverage Ratio (as defined in the Credit Agreement) is higher than 3.75 to 1.0.

Revenue Recognition and Income Statement Presentation

On January 1, 2018, we adopted the new revenue recognition standard using the modified retrospective method. Under the modified retrospective method, prior period results were not restated to reflect the impact of Topic 606, resulting in reduced comparability between 2018 and 2017 operating results. The impact of adoption includes the following:

(in thousands, except for per share amounts)
	Three Months Ended	Year Ended
	Dec. 30, 2018	Dec. 30, 2018

Total revenue impact (a)	$(1,726)	$4,010
Pre-tax income impact (b)	(263)	(3,362)
Diluted (loss) / earnings per share impact	(0.01)	(0.08)

(a)	The decrease in total revenues of $1.7 million for the three months ended is primarily attributable to the required reporting of $3.3 million in new store franchise equipment incentives as a reduction of North America and United Kingdom commissary revenue. Previously, these incentives were reported as General and administrative expenses. There was no consolidated pre-tax income impact from this reporting change. For the twelve months, the revenue increase of $4.0 million is primarily due to the requirement to present revenues and expenses related to marketing funds we control on a “gross” basis. This increase was partially offset by lower company-owned restaurant revenues attributable to the revised method of accounting for the loyalty program and required reporting of franchise new store equipment incentives as a reduction of revenue. The marketing fund gross up is reported in the new financial statement line items, Other revenues and Other expenses, as discussed further below.
(b)	The $263,000 and $3.4 million decreases in pre-tax income for the three and twelve months ended December 30, 2018, respectively, are primarily due to the revised method of accounting for the loyalty program and franchise fees.

While not required as part of the adoption of Topic 606, our Statement of Operations includes newly created Other revenues and Other expenses line items. Other revenues and Other expenses include the Topic 606 “gross up” of revenues and expenses derived from certain domestic and international marketing fund co-ops we control. Additionally, Other revenues and Other expenses include various reclassifications from North America commissary and other, International expenses and G&A expenses to better reflect and aggregate various domestic and international services provided by the company for the benefit of franchisees. Related 2017 amounts have also been reclassified to conform to the new 2018 presentation. Refer to the ‘Investor Relations’ section on our company website for details of Statement of Operations presentation reclassifications for each quarter of 2017.

Other Business Matters

In September 2018, the company began a process to evaluate a wide range of strategic options with the goal of improving sales, maximizing value for all shareholders and serving the best interest of the company’s stakeholders. As part of this strategic review, the Special Committee also engaged legal and financial advisors. After extensive discussions with a wide group of strategic and financial investors, the Special Committee concluded that an investment agreement with funds affiliated with Starboard Value LP (together with its affiliates, “Starboard”) was in the best interest of shareholders. On February 3, 2019, the company entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with Starboard pursuant to which Starboard made a $200 million strategic investment in the company’s newly designated Series B convertible preferred stock, par value $0.01 per share (the “Series B Preferred Stock”), with the option to make an additional $50 million investment in the Series B Preferred Stock through March 29, 2019. In addition, the company has the right to offer up to 10,000 shares of Series B Preferred Stock to Papa John’s franchisees who satisfy accredited investor requirements under the federal securities laws (subject to verification) on the same terms as Starboard.

The company will use approximately half of the proceeds from the sale of the Series B Preferred Stock to reduce the outstanding principal amount under the company’s unsecured revolving credit facility. The remaining proceeds are expected to be used to make investments in the business and for general corporate purposes.

In connection with Starboard’s investment, the company expanded its Board of Directors to include two new independent directors, Jeffrey C. Smith, Chief Executive Officer of Starboard, who was appointed Chairman of the Board, and Anthony M. Sanfilippo, former Chairman and Chief Executive Officer of Pinnacle Entertainment, Inc. The Board of Directors believes Mr. Smith’s business expertise and new perspectives will help support the company’s strategy to capitalize on its differentiated “BETTER INGREDIENTS. BETTER PIZZA.” market position and build a better pizza company for the benefit of its shareholders, team members, franchisees and customers. In addition, the company’s President and Chief Executive Officer Steve Ritchie has been appointed to the Board. With the addition of the new directors, the Board currently comprises nine directors, seven of whom are independent. Additional information concerning the Securities Purchase Agreement is included in our Current Reports on Form 8-K filed on February 4, 2019 and February 19, 2019.

2019 Key Operating Assumptions and Financial Outlook

In 2019, the company is targeting the following performance:

  GAAP EPS of $0.00 to $0.50 for the full-year, including anticipated Special charges of $30 million to $50 million (a)
  Adjusted EPS of $1.00 to $1.20, excluding Special charges that are anticipated for 2019
  North America comparable sales of negative 1.0% to negative 5.0%
  International comparable sales of flat to positive 3.0%
  Net global new unit growth of 75 to 150 net units
  Income tax rate of 21.0% to 24.0%
  Block cheese prices are projected to be in the low to mid $1.60’s
  Capital expenditures of $45 million - $50 million
(a)	Special charges include assistance provided to the entire North America franchise system, including potential contributions to the National Marketing Fund, and costs associated with the Special Committee of the Board of Directors.

Conference Call and Website Information

A conference call is scheduled for February 26, 2019 at 5:00 p.m. Eastern Time to review the company’s fourth quarter and full year 2018 earnings results. The call can be accessed from the company’s web page at www.papajohns.com in a listen-only mode, or dial 877-312-8816 (U.S. and Canada) or 253-237-1189 (international). The conference call will be available for replay, including by downloadable podcast, from the company’s web site at www.papajohns.com. The Conference ID is 1399707.

Investors and others should note that we announce material financial information to our investors using our investor relations website, press releases, SEC filings and public conference calls and webcasts. We intend to use our investor relations website as a means of disclosing information about our business, our financial condition and results of operations and other matters and for complying with our disclosure obligations under Regulation FD. The information we post on our investor relations website, including information contained in investor presentations, may be deemed material. Accordingly, investors should monitor our investor relations website, in addition to following our press releases, SEC filings and public conference calls and webcasts. We encourage investors and others to sign up for email alerts at our investor relations page under Shareholder Tools at the bottom right side of the page. These email alerts are intended to help investors and others to monitor our investor relations website by notifying them when new information is posted on the site.

Forward-Looking Statements

Certain matters discussed in this press release and other company communications constitute forward-looking statements within the meaning of the federal securities laws. Generally, the use of words such as “expect,” “intend,” “estimate,” “believe,” “anticipate,” “will,” “forecast,” “plan,” “project,” or similar words identify forward-looking statements that we intend to be included within the safe harbor protections provided by the federal securities laws. Such forward-looking statements may relate to projections or guidance concerning business performance, revenue, earnings, cash flow, earnings per share, contingent liabilities, resolution of litigation, commodity costs, currency fluctuations, profit margins, unit growth, unit level performance, capital expenditures, restaurant and franchise development, the strategic investment by Starboard and use of the proceeds, the ability of the company to mitigate negative consumer sentiment through advertising, marketing and promotional activity, corporate governance, new Board leadership, future costs related to the company’s response to the negative consumer sentiment, management reorganizations, compliance with debt covenants, shareholder and other stakeholder engagement, strategic decisions and actions, the cultural audit and investigation, share repurchases, dividends, effective tax rates, regulatory changes and impacts, the impact of the Tax Cuts and Jobs Act and the adoption of new accounting standards, and other financial and operational measures. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements. The risks, uncertainties and assumptions that are involved in our forward-looking statements include, but are not limited to:

  negative publicity and consumer sentiment as a result of statements and actions by the company’s founder and former spokesperson, which may continue to cause sales to decline and/or change consumers’ acceptance of and enthusiasm for our brand;
  costs the company expects to continue to incur as a result of the recent negative publicity and negative consumer sentiment, including costs related to the external cultural audit and investigation, costs associated with the operations of the Special Committee, any costs associated with related litigation, legal fees, and increased costs for branding initiatives and launching a new advertising and marketing campaign and promotions to mitigate negative consumer sentiment and negative sales trends;
  costs the company expects to continue to incur relating to franchisee financial assistance to mitigate store closings;
  the ability of the company to mitigate the negative consumer sentiment through advertising, marketing and promotional activities;
  the company’s ability to regain lost customers and/or mitigate or reverse negative sales trends;
  aggressive changes in pricing or other marketing or promotional strategies by competitors, which may adversely affect sales and profitability; and new product and concept developments by food industry competitors;
  changes in consumer preferences or consumer buying habits, including the growing popularity of delivery aggregators, as well as changes in general economic conditions or other factors that may affect consumer confidence and discretionary spending;
  the adverse impact on the company or our results caused by product recalls, food quality or safety issues, incidences of foodborne illness, food contamination and other general public health concerns about our company-owned or franchised restaurants or others in the restaurant industry;
  the effectiveness of our initiatives to improve our brand proposition and operating results, including marketing, advertising and public relations initiatives, technology investments and changes in unit-level operations;
  the risk that any new advertising or marketing campaign may not be effective in increasing sales;
  the ability of the company and its franchisees to meet planned growth targets and operate new and existing restaurants profitably, including difficulties finding qualified franchisees, store level employees or suitable sites;
  increases in food costs or sustained higher other operating costs. This could include increased employee compensation, benefits, insurance, tax rates, new regulatory requirements or increasing compliance costs;
  increases in insurance claims and related costs for programs funded by the company up to certain retention limits, including medical, owned and non-owned vehicles, workers’ compensation, general liability and property;
  disruption of our supply chain or commissary operations which could be caused by our sole source of supply of cheese or limited source of suppliers for other key ingredients or more generally due to weather, natural disasters including drought, disease, or geopolitical or other disruptions beyond our control;
  increased risks associated with our international operations, including economic and political conditions, instability or uncertainty in our international markets, especially emerging markets, fluctuations in currency exchange rates, difficulty in meeting planned sales targets and new store growth;
  the impact of the sale of Series B Preferred Stock to Starboard, which dilutes the economic and relative voting power of holders of our common stock and may adversely affect the market price of our common stock, affect our liquidity and financial condition, or delay or prevent an attempt to take over the company;
  Starboard’s ability to exercise influence over us, including through its ability to designate up to two members of our Board of Directors;
  failure to raise the funds necessary to finance a required repurchase of our Series B Preferred Stock;
  failure to realize the anticipated benefits from our investment of the proceeds of the Series B Preferred Stock in our strategic priorities;
  the impact of current or future claims and litigation and our ability to comply with current, proposed or future legislation that could impact our business including compliance with the European Union General Data Protection Regulation;
  maintaining compliance with amended debt covenants under our credit agreement if restaurant sales and operating results continue to decline;
  the company's ability to continue to pay dividends to shareholders based upon profitability, cash flows and capital adequacy if restaurant sales and operating results continue to decline;
  failure to effectively execute succession planning;
  disruption of critical business or information technology systems, or those of our suppliers, and risks associated with systems failures and data privacy and security breaches, including theft of confidential company, employee and customer information, including payment cards;
  changes in Federal or state income, general and other tax laws, rules and regulations, including changes from the Tax Cuts and Jobs Act and any related Treasury regulations, rules or interpretations if and when issued; and
  changes in generally accepted accounting principles including the new standard for leasing.

These and other risk factors are discussed in detail in “Part I. Item 1A. – Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, as updated by “Part II. Item 1A. – Risk Factors” in our Quarterly Report on Form 10-Q for the quarterly period ended July 1, 2018. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise, except as required by law.

For more information about the company, please visit www.papajohns.com.

Papa John's International, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations

	Three Months Ended		Year Ended
	December 30, 2018	December 31, 2017	December 30, 2018	December 31, 2017
(In thousands, except per share amounts)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues:
Domestic Company-owned restaurant sales	$162,474	$210,799	$692,380	$816,718
North America franchise royalties and fees	17,769	26,967	79,293	106,729
North America commissary	148,458	178,285	609,866	673,712
International	25,513	32,383	110,349	114,021
Other revenues	19,767	19,172	81,428	72,179
Total revenues	373,981	467,606	1,573,316	1,783,359

Costs and expenses:
Operating costs (excluding depreciation and amortization shown separately below):
Domestic company-owned restaurant expenses	135,862	174,921	576,799	664,640
North America commissary	142,195	166,536	575,103	631,537
International expenses	15,313	19,649	67,775	70,622
Other expenses	20,358	18,400	84,016	69,335
General and administrative expenses	58,648	38,446	192,551	150,866
Depreciation and amortization	11,548	11,376	46,403	43,668
Total costs and expenses	383,924	429,328	1,542,647	1,630,668
Refranchising and impairment gains/(losses), net	1,629	(1,674)	(289)	(1,674)
Operating (loss) income	(8,314)	36,604	30,380	151,017
Investment Income	75	201	817	608
Interest expense	(7,985)	(4,741)	(25,306)	(11,283)
(Loss) Income before income taxes	(16,224)	32,064	5,891	140,342
Income tax (benefit) expense	(2,018)	3,089	2,646	33,817
Net (loss) income before attribution to noncontrolling interests	(14,206)	28,975	3,245	106,525
Income (loss) attributable to noncontrolling interests	357	(466)	(1,599)	(4,233)
Net (loss) income attributable to the company	$(13,849)	$28,509	$1,646	$102,292

Calculation of (loss) income for (loss) earnings per share:
Net (loss) income attributable to the Company	$(13,849)	$28,509	$1,646	$102,292
Change in noncontrolling interest redemption value	-	-	-	1,419
Net income attributable to participating securities	-	(118)	-	(423)
Net (loss) income attributable to common shareholders	$(13,849)	$28,391	$1,646	$103,288

Basic (loss) earnings per common share	$(0.44)	$0.82	$0.05	$2.86
Diluted (loss) earnings per common share	$(0.44)	$0.81	$0.05	$2.83

Basic weighted average common shares outstanding	31,534	34,745	32,083	36,083
Diluted weighted average common shares outstanding	31,534	35,052	32,299	36,522

Dividends declared per common share	$0.225	$0.225	$0.900	$0.850

Papa John's International, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

	December 30,	December 31,
	2018	2017
(In thousands)	(Unaudited)	(Note)

Assets
Current assets:
Cash and cash equivalents	$19,468	$22,345
Accounts receivable, net	67,854	64,644
Notes receivable, net	5,498	4,333
Income tax receivable	16,073	3,903
Inventories	27,203	30,620
Prepaid expenses and other current assets	35,612	38,016
Assets held for sale	-	6,133
Total current assets	171,708	169,994

Property and equipment, net	226,894	234,331
Notes receivable, less current portion, net	23,259	15,568
Goodwill	84,516	86,892
Deferred income taxes, net	756	585
Other assets	63,814	48,183
Total assets	$570,947	$555,553

Liabilities and stockholders' equity (deficit)
Current liabilities:
Accounts payable	$29,891	$32,006
Income and other taxes payable	6,590	10,561
Accrued expenses and other current liabilities	105,712	70,293
Deferred revenue current	2,443	-
Current portion of long-term debt	20,000	20,000
Total current liabilities	164,636	132,860

Deferred revenue	14,679	2,652
Long-term debt, less current portion, net	601,126	446,565
Deferred income taxes, net	7,852	12,546
Other long-term liabilities	79,324	60,146
Total liabilities	867,617	654,769

Redeemable noncontrolling interests	5,464	6,738

Total stockholders' (deficit)	(302,134)	(105,954)
Total liabilities, redeemable noncontrolling interests and stockholders' (deficit)	$570,947	$555,553

Note: The Condensed Consolidated Balance Sheet has been derived from the audited consolidated financial statements, but does not include all information and footnotes required by accounting principles generally accepted in the United States for a complete set of financial statements.

Papa John's International, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows

	Year Ended
(In thousands)	December 30, 2018	December 31, 2017
	(Unaudited)
Operating activities
Net income before attribution to noncontrolling interests	$3,245	$106,525
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for uncollectible accounts and notes receivable	4,761	29
Depreciation and amortization	46,403	43,668
Deferred income taxes	1,705	498
Stock-based compensation expense	9,936	10,413
Loss on refranchising	289	-
Impairment loss	-	1,674
Other	5,677	3,375
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	1,386	(7,358)
Income tax receivable	(12,170)	(1,531)
Inventories	3,093	(5,485)
Prepaid expenses	(2,165)	(4,414)
Other current assets	4,834	(1,158)
Other assets and liabilities	1,464	(742)
Accounts payable	(1,694)	(8,743)
Income and other taxes payable	(3,971)	1,897
Accrued expenses and other current liabilities	10,273	(3,012)
Deferred revenue	(271)	(661)
Net cash provided by operating activities	72,795	134,975

Investing activities
Purchases of property and equipment	(42,028)	(52,593)
Loans issued	(10,463)	(8,103)
Repayments of loans issued	5,805	4,185
Acquisitions, net of cash acquired	-	(21)
Proceeds from divestitures of restaurants	7,707	-
Other	180	34
Net cash used in investing activities	(38,799)	(56,498)

Financing activities
Proceeds from issuance of term loan	-	400,000
Repayments of term loan	(20,000)	(5,000)
Net proceeds (repayments) of revolving credit facility	175,000	(225,575)
Debt issuance costs	(1,913)	(3,181)
Cash dividends paid	(28,985)	(30,720)
Tax payments for equity award issuances	(1,521)	(2,428)
Proceeds from exercise of stock options	2,699	6,260
Acquisition of Company common stock	(158,049)	(209,586)
Contributions from noncontrolling interest holders	-	2,956
Distributions to noncontrolling interest holders	(4,269)	(5,449)
Other	356	663
Net cash used in financing activities	(36,682)	(72,060)

Effect of exchange rate changes on cash and cash equivalents	(191)	365
Change in cash and cash equivalents	(2,877)	6,782
Cash and cash equivalents at beginning of period	22,345	15,563

Cash and cash equivalents at end of period	$19,468	$22,345

CONTACT:
Joe Smith
Senior Vice President, Chief Financial Officer
502-261-7272